Prudential Asset Resources

Prudential Mortgage Capital Company

2100 Ross Avenue, Suite 2500, Dallas TX 75201

Tel 214-777-4500

A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086

550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: Asset Manager

RE:	COMM 2013-CCRE13 Period: January 1, 2017 to December 31, 2017(the "Reporting Period")

Annual Compliance Statement

I, Joni Brown-Haas, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Sub-Servicer under the Sub-Servicing Agreement, (the "Agreement") dated as of December 1, 2013, pertaining to the above-referenced certificates, that:

(i)	a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii)	to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period, and

(iii)	to the best of my knowledge, based on such review, the Company has fulfilled its obligations under its sub-servicing agreement in all material respects, and

(iv)	the Company has maintained an effective internal control system over the servicing of mortgage loans including the Loans serviced by the Company, and

(v)	the Company has not received any notice regarding qualification, or challenging the status of the Lower Tier REMIC or the Upper Tier REMIC as a REMIC, from the IRS or any other governmental agency or body.

Effective as of 2/22/2018

/s/ Joni Brown-Haas

Joni Brown-Haas

President and Managing Director Prudential Asset Resources, Inc.